EXHIBIT 10.37

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MERIDIAN MEDICAL TECHNOLOGIES, INC.

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LOAN AND SECURITY AGREEMENT

Dated: January 31, 2002

$15,000,000 Revolving Credit Loan
$5,000,000 Acquisition Line

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FLEET NATIONAL BANK

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SECTION 1.	CREDIT FACILITY	1

1.1	Revolving Credit Loans	1
1.2	Acquisition Line	2

SECTION 2.	INTEREST, FEES AND CHARGES	3

2.1	Interest	3
2.2	Maximum Interest	3
2.3	Facility Fee	4
2.4	Unused Line Fee	4
2.5	Audit and Appraisal Fees	4
2.6	Late Fees	4
2.7	Reimbursement of Expenses	4
2.8	Bank Charges	5

SECTION 3.	LOAN ADMINISTRATION	5

3.1	Manner of Borrowing	5
3.2	Payments	8
3.3	Mandatory Prepayments	10
3.4	Application of Payments and Collections	11
3.5	All Loans to Constitute One Obligation	12
3.6	Loan Account	12
3.7	Statements of Account	12
3.8	Increased Costs	12
3.9	Basis for Determining Interest Rate Inadequate or Unfair	13

SECTION 4.	TERM AND TERMINATION	14

4.1	Term of Agreement	14
4.2	Termination	14

SECTION 5.	SECURITY INTERESTS	15

5.1	Security Interest in Collateral	15
5.2	Other Collateral	15
5.3	Lien Perfection; Further Assurances	16
5.4	Replacement of Notes	17

SECTION 6.	COLLATERAL ADMINISTRATION	17

6.1	Location of Collateral	17
6.2	Insurance of Collateral	18
6.3	Protection of Collateral	18
6.4	Returns of Inventory	18
6.5	Dispositions of Equipment	18

SECTION 7.	REPRESENTATIONS AND WARRANTIES	19

7.1	General Representations and Warranties	19
7.2	Continuous Nature of Representations and Warranties	25

Table of Contents
(continued)

Page

SECTION 8.	COVENANTS AND CONTINUING AGREEMENTS	26

8.1	Affirmative Covenants	26
8.2	Negative Covenants	29
8.3	Specific Financial Covenants	32

SECTION 9.	CONDITIONS PRECEDENT	32

9.1	Documentation	32
9.2	Due Diligence Materials	32
9.3	No Default	32
9.4	Other Loan Documents	33
9.5	Material Adverse Changes	33
9.6	Corporate Documents	33
9.7	No Litigation	33

SECTION 10.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT	33

10.1	Events of Default	33
10.2	Acceleration of the Obligations	36
10.3	Other Remedies	36
10.4	Remedies Cumulative; No Waiver	38
10.5	Setoff	38

SECTION 11.	MISCELLANEOUS	39

11.1	Power of Attorney	39
11.2	Indemnity	40
11.3	Modification of Agreement; Sale of Interest	40
11.4	Sale of Loan	41
11.5	Severability	41
11.6	Successors and Assigns	41
11.7	Cumulative Effect; Conflict of Terms	41
11.8	Execution in Counterparts	41
11.9	Notice	41
11.10	Lender’s Consent	42
11.11	Credit Inquiries	42
11.12	Time of Essence	43
11.13	Entire Agreement	43
11.14	Interpretation	43
11.15	GOVERNING LAW; CONSENT TO FORUM	43
11.16	WAIVERS BY BORROWER	43
11.17	WAIVER OF JURY TRIAL	44

ii

LOAN AND SECURITY AGREEMENT

     THIS LOAN AND SECURITY AGREEMENT is made this day of January 31, 2002, by and between FLEET NATIONAL BANK (“Lender”), a national banking association with an office at 7111 Valley Green Road, Mail Stop: PA RP 08301G, Fort Washington, PA 19034; and MERIDIAN MEDICAL TECHNOLOGIES, INC. (“Borrower”), a Delaware corporation with its chief executive office and principal place of business at 10240 Old Columbia Road, Columbia, MD 21046.

     Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

SECTION 1. CREDIT FACILITY

     Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lender agrees to make a Total Credit Facility of up to $20,000,000 available upon Borrower’s request therefor, as follows:

     1.1 Revolving Credit Loans.

           1.1.1 Loans and Reserves. Lender agrees, for so long as no Default or Event of Default exists, to make Domestic Revolving Credit Loans to Borrower from time to time, as requested by Borrower in the manner set forth in subsection 3.1 hereof, up to a maximum principal amount at any time outstanding equal to the Revolving Credit Limit or, if applicable, the Borrowing Base at such time. The Domestic Revolving Credit Loans shall be further evidenced by the Revolving Credit Note and shall be secured by all of the Collateral.

           1.1.2 Foreign Lending Currency Sub-Facility. Lender agrees, for so long as no Default or Event of Default exists, to make a Foreign Lending Currency revolving credit subfacility available under the Revolving Credit Facility, and to make Foreign Currency Revolving Credit Loans under such subfacility to Borrower from time to time, as requested by Borrower in the manner set forth in subsection 3.1 hereof, up to a maximum principal amount at any time outstanding equal to the Foreign Currency Revolving Credit Limit, provided that in calculating the principal amount outstanding with respect to the Foreign Currency Revolving Credit Loans for purposes of determining compliance with the provisions of this subsection 1.1.2 at any given time, the principal amount then outstanding in Pounds Sterling or Euros, as applicable, of each such Foreign Currency Revolving Credit Loan shall be deemed to be the Dollar Equivalent of such amount. The Euro Revolving Credit Loans shall be further evidenced by the Revolving Credit Note and shall be secured by all of the Collateral, and the Pounds Sterling Revolving Credit Loans shall be further evidenced by the Revolving Credit Note and shall be secured by all of the Collateral.

           1.1.3 Revolving Credit Loan Limits. Notwithstanding anything to the contrary contained in this Agreement, the aggregate principal amount of the Foreign

Currency Revolving Credit Loans together with the aggregate principal amount of the Domestic Revolving Credit Loans outstanding at any one time shall not exceed the Revolving Credit Limit or, if applicable, the Borrowing Base at such time.

           1.1.4 Use of Proceeds. The Revolving Credit Loans shall be used solely for the satisfaction of existing Indebtedness of Borrower to ING (U.S.) Capital LLC and Nomura Holding America Inc., for Borrower’s general operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws.

           1.1.5 Unavailability of Foreign Lending Currency. If at any time Lender shall determine in its sole discretion that it is no longer possible to obtain any particular Foreign Lending Currency on the international currency markets, Lender shall promptly give notice of such determination to the Borrower that transactions in that particular Foreign Lending Currency are no longer available. Upon such a determination, and the giving of such notice, all references in this Agreement and all other Loan Documents to that particular Foreign Loan Currency shall be deemed to be references to Dollars, and all outstanding Foreign Currency Revolving Credit Loans denominated in that particular Foreign Currency shall be converted into Domestic Revolving Credit Loans in a Dollar principal amount equal to the Dollar Equivalent of the then outstanding Euro or Pound Sterling principal amounts of such Foreign Currency Revolving Credit Loans, and all calculations and transactions under the Agreement and any other Loan Documents, including without limitation the making of Revolving Credit Loans and the making of payments or reimbursements by Borrower which originally were required to be in that particular Foreign Lending Currency shall instead be required to be in Dollars.

     1.2 Acquisition Line.

           1.2.1 Acquisition Loans. Lender agrees, for so long as no Default or Event of Default exists, to make Acquisition Loans in Dollars to Borrower from time to time from and after the Closing Date through November 30, 2004, to finance Borrower’s Permitted Acquisitions. Each Acquisition Loan shall be in a principal amount requested by Borrower and consistent with the terms of this Agreement, shall be secured by all of the Collateral and shall be evidenced by an Acquisition Note, which Acquisition Note shall specify the repayment terms applicable to such Acquisition Loan. The principal amount of Acquisition Loans hereunder shall not exceed, in the aggregate, the Acquisition Line Limit.

SECTION 2. INTEREST, FEES AND CHARGES

     2.1 Interest.

           2.1.1 Rates of Interest. Interest shall accrue on the Revolving Credit Loans and Acquisition Loans in accordance with the terms hereof. Interest shall accrue on the principal amount of the Base Rate Advances outstanding at the end of each day at a fluctuating rate per annum equal to the Base Rate plus the Applicable Base Rate Margin. Interest shall accrue on the principal amount of each of the LIBOR Advances outstanding at the end of each day at a fixed rate per annum equal to the LIBOR plus the Applicable LIBOR Margin for the applicable Interest Period. The rate of interest applicable to Base Rate Advances shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs.

           2.1.2 Default Rate of Interest. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to 2.0% above the interest rate otherwise applicable to Base Rate Advances (“Default Rate”).

           2.1.3 Interest on Foreign Currency Revolving Loans. Notwithstanding anything to the contrary contained in this Agreement, interest shall accrue on the principal amount of all Foreign Currency Revolving Credit Loans at a fixed rate per annum equal to the LIBOR plus the Applicable LIBOR Margin for the applicable Interest Period and shall be calculated in the applicable Foreign Currency.

     2.2 Maximum Interest. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by Lender as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by Lender to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

           2.2.1 Computation of Interest and Fees. Interest and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For the purpose of computing interest hereunder, all items of payment received by Lender shall be deemed applied by Lender on account of the Obligations (subject to final payment of such items) on the day of receipt by Lender of such items in Lender’s account located in Fort Washington, Pennsylvania.

     2.3 Facility Fee. Borrower shall pay to Lender a fee of $130,000, which shall be fully earned and nonrefundable on the Closing Date and shall be paid concurrently with the initial Loan hereunder.

     2.4 Unused Line Fee. Borrower shall pay to Lender a fee equal to 0.25% per annum of the unused portion of the Total Credit Facility (“Unused Line Fee”). The unused portion of the Credit Facility shall be the difference between the Revolving Loan Limit and the average daily outstanding balance of the Revolving Credit Loans during each month (or portion thereof) plus the difference between the Acquisition Line Limit and the average daily outstanding balance of the Acquisition Loans during each month (or portion thereof) which fees shall be calculated and payable monthly, in arrears, and shall be due and payable on the first Business Day of each calendar month. In determining the principal amount outstanding with respect to the Foreign Currency Revolving Credit Loans for purposes of calculating the Unused Line Fee at any given time, the principal amount then outstanding in Pounds Sterling and/or Euros, as applicable, of each such Foreign Currency Revolving Credit Loan shall be deemed to be the Dollar Equivalent of such amount.

     2.5 Audit and Appraisal Fees. Borrower shall pay to Lender reasonable audit and appraisal fees in accordance with Lender’s current schedule of fees in effect from time to time and disclosed to Borrower in writing in connection with audits and appraisals of Borrower’s books and records and such other matters as Lender shall deem appropriate, plus all out-of-pocket expenses incurred by Lender in connection with such audits and appraisals. Audit fees shall be payable in the manner set forth for the payment of expenses in Section 2.7 below. Notwithstanding anything to the contrary contained herein and provided no Default or Event of Default has occurred, Borrower shall only be obligated to pay Lender for one audit during any fiscal year and one appraisal during any two fiscal years.

     2.6 Late Fees. If the entire amount of any required payment of principal and/or interest is not paid in full within ten (10) days after the same is due, Borrower shall pay to Lender a late fee equal to three percent (3%) of the required payment.

     2.7 Reimbursement of Expenses. Borrower shall pay on demand all reasonable expenses of Lender in connection with the preparation and administration, and all expenses of Lender in connection with default, collection, waiver or amendment of loan terms, or in connection with Lender’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefor, and the amount of all such expenses shall, from demand or, if applicable, the date such expenses are due until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral; provided however that so long as no Event of Default has occurred, such expenses shall be due and payable 30 days after Borrower’s receipt of an invoice therefor that provides reasonable detail as to the nature of such expenses (provided that the Unused Line Fee shall not be deemed to be an “expense” or “fee” payable under this Section 2.7 but shall be payable as set forth in Section 2.4 above). All amounts chargeable to Borrower under this Section 2.7 shall be Obligations secured by all of the Collateral, shall be payable as aforesaid to Lender or to such Participating Lender, as the case may be, and shall bear interest from the date due until paid in full at the rate applicable to Base Rate Advances from time to time. Borrower shall also reimburse Lender for expenses incurred by Lender in its administration of the Collateral to the extent and in the manner provided in Section 6 hereof.

     2.8 Bank Charges. Borrower shall pay to Lender, on demand, any and all reasonable fees, costs or expenses which Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender, of proceeds of loans made by Lender to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Lender, of any check or item of payment received or delivered to Lender on account of the Obligations.

SECTION 3. LOAN ADMINISTRATION.

     3.1 Manner of Borrowing. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

           3.1.1 Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Lender notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, no later than 11:00 a.m. eastern time on the proposed borrowing date (subject, however, to the provisions of subsections 3.1.4 and 3.1.5), provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation. All requests for Acquisition Loans shall be directed to Lender in writing at least two (2) Business Days prior to the date of the Permitted Acquisition. As an accommodation to Borrower, Lender may permit electronic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrower. Unless Borrower specifically directs Lender in writing not to accept or act upon electronic communications from Borrower, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the authority of the person sending it. Notwithstanding anything to the contrary contained in this Agreement, (x) unless otherwise specified by Borrower as provided in subsection 3.1.4 below, each request for a Revolving Credit Loan under clause (i) above shall be deemed to be a request for a Domestic Revolving Credit Loan and (y) each Revolving Loan made pursuant to clause (ii) above shall be a Domestic Revolving Credit Loan.

           3.1.2 Disbursement. Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to this subsection 3.1.2 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(i) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Lender from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation.

           3.1.3 Authorization. Borrower hereby irrevocably authorizes Lender, in Lender’s sole discretion, to advance to Borrower, and to charge to Borrower’s Loan Account hereunder as a Base Rate Advance, (x) a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month on each date that interest is payable under the provisions of subsection 3.2.2, (y) a sum sufficient to pay the Unused Line Fee owed for the immediately preceding month on each date that such Unused Line Fee is payable under the provisions of Section 2.4 and (z) a sum sufficient to pay all expenses and costs owed by Borrower to Lender hereunder on each day that such expenses and costs are payable under the provisions of Section 2.7.

           3.1.4 Foreign Currency Revolving Credit Loans. Subject to the provisions of subsection 3.1.1 and provided that no Default or Event of Default has occurred which is then continuing, in the event that Borrower desires to obtain a Foreign Currency Revolving Loan, Borrower shall give Lender prior, written, irrevocable notice no later than 11:00 A.M. eastern time on the 2nd Business Day prior to the requested borrowing date specifying (i) Borrower’s election to obtain a Foreign Currency Revolving Credit Loan, (ii) whether such Foreign Currency Revolving Credit Loan is to be a Euro Revolving Credit Loan or a Pound Sterling Revolving Credit Loan, (iii) the date of the proposed borrowing (which shall be a Business Day) and (iv) the amount to be borrowed, which amount shall be (x) with respect to a Euro Revolving Credit Loan, in a minimum principal amount of E 100,000 and may increase in integral multiples of E 50,000 or (y) with respect to a Pounds Sterling Revolving Credit Loan, in a minimum principal amount of £ 100,000 and may increase in integral multiples of £ 50,000. Notwithstanding anything to the contrary contained in this Agreement, each Foreign Currency Revolving Credit Loan shall be made as and shall remain a LIBOR Advance.

           3.1.5 LIBOR Advances. Provided that no Default or Event of Default has occurred which is then continuing, in the event Borrower desires to obtain a LIBOR Advance, Borrower shall give Lender prior, written, irrevocable notice no later than 11:00 A.M. eastern time on the 2nd Business Day prior to the requested borrowing date specifying (i) Borrower’s election to obtain a LIBOR Advance, (ii) the date of the proposed borrowing (which shall be a Business Day) and (iii) the amount to be borrowed, which amount shall be in a minimum principal amount of $500,000 and may increase in integral multiples of $100,000.

In no event shall Borrower be permitted to have outstanding at any one time LIBOR Advances with more than four (4) different Interest Periods; provided that, notwithstanding anything to the contrary contained in the Agreement, Borrower may have outstanding at any one time, in addition to LIBOR Advances consisting of Domestic Loans with the four (4) Interest Periods permitted above, up to two (2) additional Interest Periods for Euro Revolving Credit Loans and/or Sterling Revolving Credit Loans.

           3.1.6 Conversion of Base Rate Advances. Provided that no Default has occurred which is then continuing, Borrower may, on any Business Day, convert any Base Rate Advance into a LIBOR Advance. If Borrower desires to convert a Base Rate Advance, Borrower shall give Lender not less than two (2) Business Days’ prior written notice (prior to 11:00 A.M. eastern time on such Business Day), specifying the date of such conversion and the amount to be converted. Each conversion into or conversion of a LIBOR Advance shall be in a minimum principal amount of $500,000 and may increase in integral multiples of $100,000 in excess thereof. After giving effect to any conversion of Base Rate Advances to LIBOR Advances, Borrower shall not be permitted to have outstanding at any one time LIBOR Advances with more than four (4) different Interest Periods, subject to the proviso in the last sentence of subsection 3.1.5 regarding permissible Foreign Currency Revolving Credit Loans.

           3.1.7 Continuation of LIBOR Advances. Borrower shall have the right on two (2) Business Days’ prior irrevocable written notice given to Lender by Borrower (prior to 11:00 A.M. eastern time on such Business Day), subject to the provisions hereof, to continue any LIBOR Advance into a subsequent Interest Period of the same or a different permitted duration, in each case subject to the satisfaction of the following conditions:

(i) in the case of a continuation of less than all LIBOR Advances, the LIBOR Advances continued shall each be in a minimum principal amount of $500,000 and may increase in integral multiples of $100,000 (or, with respect to LIBOR Advances consisting of Foreign Currency Revolving Credit Loans, (x) in a minimum principal amount of E 100,000 and may increase in integral multiples of E 50,000 or (y) in a minimum principal amount of £ 100,000 and may increase in integral multiples of £ 50,000, as applicable); and

(ii) no LIBOR Advance (or portion thereof) may be continued as a LIBOR Advance if a Default has occurred which is then continuing or if, after giving effect to such continuation, Borrower shall have outstanding more than four (4) separate LIBOR Advances in the aggregate; provided that, notwithstanding anything to the contrary contained in the Agreement, Borrower may have outstanding at any one time, in addition to LIBOR Advances consisting of Domestic Loans with the four (4) Interest Periods permitted above, up to two (2) additional Interest Periods for Euro Revolving Credit Loans and/or Sterling Revolving Credit Loans.

     If Borrower shall fail to give timely notice of its election to continue any LIBOR Advance consisting of Domestic Loans or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Advance or portion thereof, unless such LIBOR Advance shall be repaid, shall automatically be converted into a Base Rate Advance at the end of the Interest Period then in effect with respect to such LIBOR Advance. Upon the occurrence of an Event of Default, at Lender’s election, all LIBOR Advances consisting of Domestic Loans shall automatically be converted into Base Rate Advances and Borrower shall pay to Lender a “yield maintenance fee” as set forth in Section 3.2.5.

     If Borrower shall fail to give timely notice of its election to continue any LIBOR Advance consisting of Euro Revolving Credit Loans or Pounds Sterling Revolving Credit Loans as provided above, such LIBOR Advance, unless such LIBOR Advance shall be repaid, shall automatically be continued as a LIBOR Advance with an Interest Period of one (1) month. If (x) the continuation of such a LIBOR Advance shall not be permitted, or (y) at Lender’s election upon the occurrence of an Event of Default, any LIBOR Advances consisting of Euro Revolving Credit Loans or Pounds Sterling Revolving Credit Loans shall be converted into a Domestic Revolving Credit Loan in a Dollar principal amount equal to the Dollar Equivalent of the then outstanding Euro or Pound Sterling principal amount of such LIBOR Advance, which such converted Domestic Revolving Credit Loan shall be a Base Rate Advance, and, in the case of such a conversion after the occurrence of an Event of Default, Borrower shall pay to Lender a “yield maintenance fee” as set forth in Section 3.2.5.

           3.1.8 Inability to Make LIBOR Advances. Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for Lender (for purposes of this subsection 3.1.8, the term “Lender” shall include the office or branch where Lender or any corporation or bank then controlling any Lender makes or maintains any LIBOR Advances) to make or maintain its LIBOR Advances, or if with respect to any Interest Period, Lender is unable to determine the LIBOR relating thereto, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Lender, impracticable to fund therein any of the LIBOR Advances, or make the projected LIBOR unreflective of the actual costs of funds therefor to Lender, the obligation of Lender to make LIBOR Advances hereunder (including any Foreign Currency Loans) shall forthwith be suspended during the pendency of such circumstances and Borrower shall, if any affected LIBOR Advances are then outstanding, promptly upon request from Lender, (x) convert such affected LIBOR Advances consisting of Domestic Loans into Base Rate Advances and (y) convert such affected LIBOR Advances consisting of Euro Revolving Credit Loans or Pounds Sterling Revolving Credit Loans into Domestic Revolving Credit Loans in a Dollar principal amount equal to the Dollar Equivalent of the then outstanding Euro or Pound Sterling principal amounts of such LIBOR Advances, which such converted Domestic Revolving Credit Loans shall be Base Rate Advances.

     3.2 Payments. Except where evidenced by notes or other instruments issued or made by Borrower to Lender specifically containing payment provisions which are in conflict with this Section 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

           3.2.1 Principal.

                     (a)  Revolving Credit Loans. Principal payable on account of Revolving Credit Loans shall be payable by Borrower to Lender immediately upon the earliest of (i) the Revolving Credit Maturity Date, (ii) the date on which Lender accelerates the maturity and payment of the Obligations as a result of the occurrence of an Event of Default, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that if, after the occurrence of a Borrowing Base Trigger Event, an Overadvance shall exist at any time, Borrower shall, on demand, repay the Overadvance; provided further, that Borrower shall repay any Overadvance that exists at the time of delivery of the initial Borrowing Base Certificate within 45 days of Lender’s receipt of such initial Borrowing Base Certificate. Each payment (including principal prepayment) by Borrower on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Advances, then to LIBOR Advances.

                     (b)  Acquisition Loans. Principal payable on account of Acquisition Loans shall be payable by Borrower to Lender in accordance with the terms of the applicable Acquisition Note, and in any event shall include a 90 day interest only payment period and up to 48 consecutive equal monthly principal payments and shall be payable immediately upon the earliest of (i) the date of the final payment provided for under each applicable Acquisition Note, (ii) the date on which Lender accelerates the maturity and payment of the Obligations as a result of the occurrence of an Event of Default, or (iii) termination of this Agreement pursuant to Section 4.2 hereof. Notwithstanding anything to the contrary contained in this Agreement or in any applicable Acquisition Note, if at any time the Revolving Credit Facility is not renewed under the provisions of subsection 4.1.2, then, upon the termination of the Revolving Credit Facility, the number of principal payments and/or date of the final payment provided for under any applicable Acquisition Note shall be deemed to have been amended automatically without the need for any affirmative action by any party to provide that the final payment of all remaining principal and interest (and any other Obligations) owing by Borrower with respect to such Acquisition Note shall be due and payable on the date that is the twenty-fourth (24th) month anniversary of the date of termination of the Revolving Credit Facility. In such event the amortization schedule will remain unchanged except for an increase in the final payment to reflect the then outstanding principal amount of the Acquisition Loan.

           3.2.2 Interest. Interest accrued on the Revolving Credit Loans and the Acquisition Loans (unless otherwise set forth in any applicable Acquisition Note) shall be due on the earliest of (i) the first Business Day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the date on which Lender accelerates the maturity and payment of the Obligations as a result of the occurrence of an Event of Default or (iii) termination of this Agreement pursuant to Section 4 hereof.

           3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrower as and when provided in Section 2 hereof, to Lender or to any other Person designated by Lender in writing.

           3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Lender as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

           3.2.5 Prepayment of LIBOR Advances. Borrower may prepay a LIBOR Advance only upon at least three (3) Business Days prior written notice to Lender (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the Interest Period for such LIBOR Advance. Borrower shall pay to Lender, upon request of Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of Lender) to compensate Lender for any loss, cost, or expense incurred as a result of: (i) any payment of a LIBOR Advance on a date other than the last day of the Interest Period for such Loan; (ii) any failure by Borrower to borrow a LIBOR Advance on the date specified by Borrower’s written notice; or (iii) any failure by Borrower to pay a LIBOR Advance on the date for payment specified in Borrower’s written notice. Without limiting the foregoing, with respect to LIBOR Advances consisting of Domestic Loans, Borrower shall pay to Lender a “yield maintenance fee” in an amount computed as follows: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the Interest Period chosen pursuant to the LIBOR Advance as to which the prepayment is made, shall be subtracted from the LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period chosen pursuant to the LIBOR Advance as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the LIBOR Advance as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to Lender upon the prepayment of such a LIBOR Advance. With respect to LIBOR Advances consisting of Foreign Currency Revolving Credit Loans, Borrower shall pay to Lender a similar “yield maintenance fee” calculated by Lender in an appropriate manner to compute a yield maintenance fee with respect to the particular Foreign Lending Currency that is reasonable equivalent to the yield maintenance fee specified in this subsection 3.2.5 with respect to Domestic Loans. If by reason of an Event of Default, Lender elects to declare the Obligations to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Advance shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment.

     3.3 Mandatory Prepayments.

           3.3.1 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided in subsection 6.5 hereof, if Borrower sells any of the Equipment, or if any of the Collateral is sold (other than in the ordinary course of business), lost or destroyed or taken by condemnation, Borrower shall pay to Lender, unless otherwise agreed by Lender, as and when received by Borrower and as a mandatory prepayment of the Acquisition Loans or the Revolving Loan, as determined by Lender, a sum equal to the proceeds (including insurance payments) received by Borrower from such sale, loss, destruction or condemnation, provided that so long as no Event of Default has occurred and is continuing and the amount of insurance proceeds received by Borrower does not exceed $500,000 in the aggregate during any calendar year, Borrower may use such proceeds to repair, replace or restore the insured Equipment that was subject of the insurable loss or apply the proceeds to the Loans, as aforesaid and provided further that all such amounts in excess of $500,000 in the aggregate received by Borrower during any calendar year shall be paid to Lender as a mandatory prepayment of the Acquisition Loans or the Revolving Loan, as determined by Lender.

     3.4 Application of Payments and Collections.

           3.4.1 All items of payment received by Lender by 12:00 noon, eastern time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, eastern time, on any Business Day shall be deemed received on the following Business Day. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after Default, payments will applied to the Obligations of Borrower to Lender as Lender determines in its sole discretion.

           3.4.2 All payments shall be made by Borrower to Lender at such place as Lender may from time to time specify in writing in lawful currency of the United States of America (subject to the provisions of the following sentence) in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. Notwithstanding anything to the contrary contained in this Agreement, all payments required to be made with respect to any Foreign Currency Revolving Credit Loan, whether under this Agreement, the Revolving Credit Note or any other Loan Document, whether of principal or interest, shall be made in the applicable Foreign Lending Currency, provided that, immediately upon the conversion of any Foreign Currency Revolving Credit Loan into a Domestic Revolving Credit Loan under any provision of this Agreement, the Revolving Credit Note or any other Loan Document, including without limitation subsections 1.1.5, 3.1.7 and 3.1.8, all payments required to be made with respect to such converted Domestic Revolving Credit Loan shall thereafter be made in Dollars.

           3.4.3 Following Business Day Convention. If any payment of any kind whatsoever owing under this Agreement the Notes or any other Loan Document, including without limitation payments of principal, interest or late fees in respect of any Loan and payments of the Unused Line Fee and of expenses and costs payable by Borrower to Lender, becomes due on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

     3.5 All Loans to Constitute One Obligation. The Loans shall constitute one general Obligation of Borrower, and shall be secured by Lender’s Lien upon all of the Collateral.

     3.6 Loan Account. Lender shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

     3.7 Statements of Account. Lender will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive upon Borrower unless Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date each accounting is mailed to Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

     3.8 Increased Costs. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, or the compliance of Lender therewith, shall:

(i) (1) subject Lender to any tax with respect to this Agreement (other than (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee) or (2) change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee);

(ii) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(iii) impose on Lender or the London interbank market any other condition with respect to any Loan Document;

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining Loans hereunder by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that Lender deems to be material, then, in any such case, Borrower shall pay Lender, upon demand and certification not later than sixty (60) days following its receipt of notice of the imposition of such increased costs, such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be, to the extent Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate or the LIBOR. An officer of Lender shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Borrower, which certification shall include a written explanation of such additional cost or reduction to Borrower. Such certification shall be conclusive absent manifest error. If Lender claims any additional cost or reduced amount pursuant to this Section 3.8, then Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document reasonably requested by Borrower if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the sole discretion of Lender, be otherwise disadvantageous to Lender.

     3.9 Basis for Determining Interest Rate Inadequate or Unfair. In the event that Lender shall have determined that:

(i) reasonable means do not exist for ascertaining the LIBOR for any Interest Period; or

(ii) Deposits in the appropriate currency in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Advance (including any Foreign Currency Revolving Credit Loan) or the continuance of an existing LIBOR Advance (including any Foreign Currency Revolving Credit Loan), or a proposed conversion of a Base Rate Advance into a LIBOR Advance; then

Lender shall give Borrower prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (i) any such requested new LIBOR Advance shall be made as a Base Rate Advance and any such existing LIBOR Advance that was to be continued as a LIBOR Advance shall be converted into a Base Rate Advance, unless Borrower shall notify Lender no later than 10:00 A.M. (eastern time) on the 2nd Business Day prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Advance (except in the case of a LIBOR Advance that was to be or was a Foreign Currency Revolving Credit Loan, in which case (x) if such LIBOR Advance was to have been a new borrowing, such request for a new borrowing shall be deemed to have been cancelled and (y) if the LIBOR Advance was to be the continuation of an existing Foreign Currency Revolving Credit Loan, such existing Foreign Currency Revolving Credit Loans shall be converted into a Domestic Revolving Credit Loan in a Dollar principal amount equal to the Dollar Equivalent of the then outstanding Euro or Pound Sterling principal amounts of such Foreign Currency Revolving Credit Loan, which such converted Domestic Revolving Credit Loans shall be Base Rate Advances ), and (ii) any Base Rate Advance which was to have been converted to an affected type of LIBOR Advance shall be continued as a Base Rate Advance, or, if Borrower shall notify Lender, no later than 10:00 A.M. (eastern time) on the 2nd Business Day prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Advance.

SECTION 4. TERM AND TERMINATION

     4.1 Term of Revolving Credit Facility.

           4.1.1 Original Term. Subject to Lender’s right to cease making Loans to Borrower upon or after the occurrence of any Event of Default and subject to Lender’s right to suspend making Loans to Borrower upon or after the occurrence of any Default, the Revolving Credit Facility shall be in effect through and including November 30, 2004 (the “Original Term”), and the Revolving Credit Facility may be renewed at Borrower’s request and in Lender’s sole judgment for one-year periods thereafter subject to subsection 4.1.2 (the “Renewal Terms”), unless terminated as provided in Section 4.2 hereof.

           4.1.2 Requests for Renewal. At least ninety (90) days prior to each anniversary of the date of the Revolving Credit Facility, Borrower may request that Lender renew the Revolving Credit Facility for an additional Renewal Term beyond the then existing Revolving Credit Maturity Date. Such request shall be in writing and accompanied by reports, financial statements and information as requested by Lender. Lender shall notify Borrower in writing of Lender’s decision as to such renewal request no later than thirty (30) days after the applicable anniversary date. The grant of any such renewal shall at all times be subject to Lender’s approval.

     4.2 Termination of Agreement.

           4.2.1 Termination by Lender. Lender may terminate this Agreement without notice upon or after the occurrence of an Event of Default.

           4.2.2 Termination by Borrower. Upon at least ninety (90) days prior written notice to Lender, Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrower has paid all of the Obligations in immediately available funds. Any notice of termination given by Borrower shall be irrevocable unless Lender otherwise agrees in writing, and Lender shall have no obligation to make any Loans on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated by Borrower singly.

           4.2.3 Termination on Maturity of Acquisition Loans. Notwithstanding anything to the contrary contained in the foregoing, but subject to the provisions of subsections 4.2.1 and 4.2.2 above, if the Revolving Credit Facility has terminated under the provisions of Section 4.1 above, then the Agreement shall automatically terminate on the latest date upon which the final payment under any Acquisition Note is due (as such final payment dates may have been amended pursuant to the last sentence of subsection 3.2.1(b) above).

           4.2.4 Effect of Termination. All of the Obligations shall be immediately due and payable (x) in the case of a termination under subsection 4.2.1 or 4.2.3, immediately upon such termination and (y) in the case of a termination under subsection 4.2.2, upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds. Notwithstanding the payment in full of the Obligations, Lender shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrower or any Account Debtor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) have retained such monetary reserves and Liens on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage.

SECTION 5. SECURITY INTERESTS

     5.1 Security Interest in Collateral. To secure the prompt payment and performance to Lender of the Obligations, Borrower hereby grants to Lender a continuing Lien upon all of Borrower’s assets, including all of the Collateral.

     5.2 Other Collateral.

           5.2.1 Commercial Tort Claims. Borrower shall promptly notify Lender in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the Closing

Date against any third party and, upon request of Lender, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Lender to give Lender a security interest in any such Commercial Tort Claim.

           5.2.2 Other Collateral. Borrower shall promptly notify Lender in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Lender, promptly execute such other documents, and do such other acts or things deemed appropriate by Lender to deliver to Lender control with respect to such Collateral; promptly notify Lender in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Lender, will promptly execute such other documents, and do such other acts or things deemed appropriate by Lender to deliver to Lender possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Lender; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document and obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Lender.

           5.2.3 Real Property. Borrower shall promptly notify Lender in writing upon acquiring or otherwise obtaining any real Property and, upon the request of Lender, promptly execute such other documents, including without limitation mortgages, deeds of trust, and assignments of leases and rents, and do such other act or the things deemed appropriate by Lender to evidence, protect and perfect Lender’s lien on such real Property, including without limitation, acquiring title insurance, all in form and substance satisfactory to Lender in its sole discretion.

     5.3 Lien Perfection; Further Assurances. Borrower shall execute such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Lender’s Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Lender’s Lien upon the Collateral. Unless prohibited by applicable law, Borrower hereby irrevocably authorizes Lender to execute and file any such financing statements, including, without limitation, financing statements that indicate the Collateral (i) as all assets of Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on Borrower’s behalf. Lender is hereby authorized by Borrower to file any financing statements covering the Collateral or an amendment that adds collateral covered by a financing statement or an amendment that adds a debtor to a financing statement, in each case whether or not Borrower’s signature appears thereon. Borrower hereby authorizes Lender to file all such financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its reasonable discretion, may determine, including financing statements listing “All Assets” in the collateral description therein. In addition to the foregoing, Borrower shall perform all further acts that may be lawfully and reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Loan Agreement, including, but not limited to, the execution and delivery of continuation statements, amendments to financing statements, security agreements, contracts, assignments in connection with the Assignment of Claims Act of 1940 and any other documents required hereunder. Borrower also hereby ratifies its authorization for Lender to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

     5.4 Replacement of Notes. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of any Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor. Lender shall in such case provide Borrower with a customary indemnity, in form and substance reasonably satisfactory to Lender and Borrower, for any loss that Borrower may incur as a result of replacement of the Note.

     5.5 Assignment of Claims Act. If at any time either (x) the average days sales outstanding under the Department of Defense Contract shall exceed forty-five (45) days and Lender has not elected to obtain an appraisal of the orderly liquidation value of Borrower’s Equipment pursuant to subsection 5.6, or (y) a Borrowing Base Trigger Event shall occur, Borrower shall take all steps necessary under the Assignment of Claims Act of 1940 (31 U.S.C. § 203 et seq.), in a manner satisfactory to Lender, to assign its rights to payment under the Department of Defense Contract to Lender. In the event the Department of Defense has not provided an acknowledgment of Borrower’s assignment of such Department of Defense Contract within a reasonable period of time (as determined by Lender in its sole discretion), Borrower shall provide evidence to Lender (in form and substance satisfactory to Lender in its sole discretion) of the steps Borrower has taken to acquire such acknowledgement and shall take such further steps to receive such acknowledgement as required by Lender.

     5.6 Equipment Appraisal. Notwithstanding anything to the contrary contained in this Agreement, if at any time the average days sales outstanding under the Department of Defense Contract shall exceed forty-five (45) days and Lender has not elected to obtain the assignment of Borrower’s rights under the Department of Defense Contract pursuant to subsection 5.5, Lender may, in its sole discretion, obtain, at Borrower’s expense, an appraisal of the orderly liquidation value of Borrower’s Equipment.

SECTION 6. COLLATERAL ADMINISTRATION

     6.1 Location of Collateral. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by Borrower and its Subsidiaries at one or more of the business locations set forth in Schedule 6.1.1 hereto and shall not, without the prior written approval of Lender, be moved therefrom except, prior to an Event of Default and Lender’s acceleration of the maturity of the Obligations in consequence thereof, for (i) sales of

Inventory in the ordinary course of business; and (ii) removals in connection with dispositions of Equipment that are authorized by subsection 6.5 hereof.

     6.2 Insurance of Collateral. Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to Borrower’s business, covering casualty, hazard, public liability and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Borrower shall deliver the originals of such policies to Lender with satisfactory lender’s loss payable endorsements, naming Lender as Lender loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrower fails to provide and pay for such insurance, Lender may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

     6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Lender may, at its option, but shall not be required to, pay the same and charge Borrower therefor. Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrower’s sole risk.

     6.4 Returns of Inventory. If at any time or times hereafter Account Debtors return any Inventory to Borrower the shipment of which generated Accounts on which such Account Debtors are obligated, individually or in the aggregate, in excess of $1,000,000, measured on a rolling thirty (30) day period, Borrower shall immediately notify Lender of the same, specifying the reason for such return and the location, condition and intended disposition of the returned Inventory.

     6.5 Dispositions of Equipment. Borrower will not sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Lender; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists or arises as a result of such sale, lease, disposition or transfer and further provided that no Overadvance results from such sale, lease, disportion or transfer, to (i) dispositions of Equipment which, in the aggregate during any consecutive twelve month period, has a fair market value or book value, whichever is less, of $500,000 or less, or (ii)

replacements of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or concurrently with any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, and Borrower shall have given Lender at least five (5) days prior written notice of such disposition.

SECTION 7. REPRESENTATIONS AND WARRANTIES

     7.1 General Representations and Warranties. To induce Lender to enter into this Agreement and to make advances hereunder, Borrower warrants and represents to Lender that:

           7.1.1 Organization and Qualification. Each of Borrower and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Borrower and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Schedule 7.1.1 hereto and in all other states and jurisdictions in which the failure of Borrower or any of its Subsidiaries to be so qualified would have a material adverse effect on the financial condition, business or Properties of Borrower or any of its Subsidiaries.

           7.1.2 Corporate Power and Authority. Each of Borrower and its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders (or members, in the case of a limited liability company) of Borrower or any of its Subsidiaries; (ii) contravene Borrower’s or any of its Subsidiaries’ charter, articles or certificate of incorporation or by-laws; (iii) violate, or cause Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or any of its Subsidiaries where the failure to comply would or could reasonably be expected to have a material adverse effect on the financial condition, business or Properties of Borrower or any of its material Subsidiaries; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any of its Subsidiaries.

           7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each of Borrower and its Subsidiaries enforceable against it in accordance with its respective terms.

           7.1.4 Capital Structure. Schedule 7.1.4 hereto states (i) the correct name of each of the Subsidiaries of Borrower, its jurisdiction of incorporation and the percentage of its Voting Stock owned by Borrower, (ii) the name of each of Borrower’s corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number and nature of all outstanding Securities of Borrower the number, nature and holder of all outstanding Securities of each Subsidiary of Borrower and (iv) the number of authorized, issued and treasury shares of Borrower and each Subsidiary of Borrower. Borrower has good title to all of the shares it purports to own of the stock of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of Borrower or any of its Subsidiaries other than those set forth on Schedule 7.1.4. There are no outstanding agreements or instruments binding upon any of Borrower’s shareholders (or members, in the case of a limited liability company) relating to the ownership of its shares of capital stock (or member interests, in the case of a limited liability company) other than those set forth on Schedule 7.1.4.

           7.1.5 Corporate Names, etc. Neither Borrower nor any of its Subsidiaries has, at any time in the past five (5) calendar years, been known as or used any corporate, fictitious or trade names except those listed on Schedule 7.1.5 hereto. Except as set forth on Schedule 7.1.5, neither Borrower nor any of its Subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person. Each of Borrower’s and its Subsidiaries’ state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Schedule 7.1.5. The exact legal name of Borrower and each of its Subsidiaries is set forth on Schedule 7.1.5.

           7.1.6 Business Locations; Agent for Process. Each of Borrower’s and its Subsidiaries’ chief executive office and other places of business are as listed on Schedule 6.1.1 hereto. During the preceding one-year period, neither Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process other than as listed on Schedule 6.1.1. Except as shown on Schedule 6.1.1, no Inventory is stored with a bailee, warehouseman or similar party, nor is any Inventory consigned to any Person.

           7.1.7 Title to Properties; Priority of Liens. Each of Borrower and its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Borrower has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of Borrower’s Properties that is not a Permitted Lien. The Liens granted to Lender under Section 5 hereof are first-priority Liens, subject only to Permitted Liens.

           7.1.8 Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. Unless otherwise indicated in writing to Lender, with respect to each Account:

(i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor;

(iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender;

(iv) Except with respect to Accounts subject to setoff rights of Dey, L.P. and the United States Department of Defense, Lender’s security interest therein, is not, and will not (by voluntary act or omission of Borrower) be in the future, subject to any offset, Lien, deduction, recoupment, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is deemed by Lender to be immaterial, and each such Account is absolutely owing to Borrower and is not contingent in any respect or for any reason;

(v) Borrower has made no agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by Borrower in the ordinary course of its business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Lender;

(vi) To Borrower’s knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Lender with respect thereto;

(vii) To the best of Borrower’s knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

(viii) To the best of Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any Account

Debtor thereunder which might result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account.

           7.1.9 Equipment. The Equipment is in, to Borrower’s knowledge, good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted. Borrower will not permit any of the Equipment to become affixed to any real Property leased to Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Lender, and Borrower will not permit any of the Equipment to become an accession to any personal Property other than Equipment that is subject to first-priority (except for Permitted Liens) Liens in favor of Lender.

           7.1.10 Financial Statements; Fiscal Year. The Consolidated balance sheets of Borrower and such other Persons described therein (including the accounts of all Subsidiaries of Borrower for the respective periods during which a Subsidiary relationship existed) as of July 31, 2001, and the related statements of income, changes in stockholder’s equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly the financial positions of Borrower and such Persons at such dates and the results of Borrower’s and such Persons’ operations for such periods. Since October 31, 2001, there has been no material change in the condition, financial or otherwise, of Borrower and such other Persons as shown on the Consolidated balance sheet as of such date and no change in the aggregate value of Equipment and real Property owned by Borrower or such other Persons, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. The fiscal year of Borrower and each of its Subsidiaries ends on July 31 of each year.

           7.1.11 Full Disclosure. The financial statements referred to in subsection 7.1.10 hereof do not, nor does this Agreement or any other written statement of Borrower to Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrower has failed to disclose to Lender in writing which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the Properties, business, prospects, profits or condition (financial or otherwise) of Borrower or any of its Subsidiaries or the ability of Borrower or its Subsidiaries to perform this Agreement or the other Loan Documents.

           7.1.12 Solvent Financial Condition. Each of Borrower and its Subsidiaries is now and, after giving effect to the Loans to be made, at all times will be, Solvent.

           7.1.13 Surety Obligations. Except as set forth on Schedule 7.1.13, neither Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract, or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

           7.1.14 Taxes. The federal tax identification numbers of Borrower and each of Borrower’s Subsidiaries are shown on Schedule 7.1.14 hereto. Borrower and each of its Subsidiaries have filed all federal, state and local tax returns and other reports it is required by law to file and have paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and Borrower maintains reasonable reserves on its books therefor. The provisions for taxes on the books of Borrower and its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current fiscal year.

           7.1.15 Brokers. Except in the case of Fahnestock & Co., Inc., there are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement.

           7.1.16 Patents, Trademarks, Copyrights and Licenses. To Borrower’s knowledge, each of Borrower and its Subsidiaries owns or possesses all the patents, trademarks, service marks, tradenames, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others. All such patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights are listed on Schedule 7.1.16 hereto.

           7.1.17 Governmental Consents. Each of Borrower and its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to have any such consents, approvals, licenses, authorizations, permits, certificates, inspections or franchises would not have a material adverse effect on the financial condition, business or Properties of Borrower or any of its Subsidiaries.

           7.1.18 Compliance with Laws. Each of Borrower and its Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all respects with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business except where the failure to comply would not have or could not be expected to have a material adverse effect on the financial condition, business or Property of Borrower or any of its Subsidiaries and there have been no citations, notices or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation. Each of Borrower and its Subsidiaries has established and maintains adequate internal controls to reasonably insure that it remains in compliance in all material respects with all federal, state and local laws, rules and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

           7.1.19 Restrictions. Neither Borrower nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which materially and adversely affects its business or the use or ownership of any of its Properties. Neither Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Schedule 7.1.19 hereto, none of which prohibits the execution of or compliance with this Agreement or the other Loan Documents by Borrower or any of its Subsidiaries, as applicable.

           7.1.20 Litigation. Except as set forth on Schedule 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries. Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

           7.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrower’s performance hereunder, constitute a Default or an Event of Default. Neither Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed.

           7.1.22 Leases. Schedule 7.1.22(a) hereto is a complete listing of all capitalized leases of Borrower and its Subsidiaries and Schedule 7.1.22(b) hereto is a complete listing of all operating leases of Borrower and its Subsidiaries. Each of Borrower and its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases.

           7.1.23 Pension Plans. Except as disclosed on Schedule 7.1.23 hereto, neither Borrower nor any of its Subsidiaries has any Plan. Borrower and each of its Subsidiaries is in full compliance in all material respects with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that would reasonably be expected to result in a material adverse change in the financial condition of Borrower or any of its Subsidiaries exists in connection with any Plan. Neither Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

           7.1.24 Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower or any of its Subsidiaries, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely Borrower or any of its Subsidiaries or prevent Borrower or any of its Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

           7.1.25 Labor Relations. Except as described on Schedule 7.1.25 hereto, neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of Borrower’s or any of its Subsidiaries’ employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

           7.1.26 Brunswick Subsidiary. Brunswick Subsidiary is a majority-owned subsidiary of Borrower that, as of the date hereof, is currently inactive, owns no assets and that conducts no business.

     7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of Borrower’s or its Subsidiaries’ business or operations that would render the information in any exhibit attached hereto either inaccurate, incomplete or misleading, so long as Lender has consented to such changes or such changes are expressly permitted by this Agreement. Without limiting the generality of the foregoing, each loan request made pursuant to subsection 3.1.1 hereof shall constitute Borrower’s reaffirmation, as of the date of each such loan request, of each representation, warranty or other statement made or furnished to Lender by or on behalf of Borrower or any Subsidiary of Borrower in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto except to the extent such representations and warranties are made only as of a specific earlier date; provided that Borrower shall be permitted, so long as the disclosures set forth therein do not constitute a Default or Event of Default, to update Schedules 7.1.4, 7.1.5, 6.1.1, 7.1.14, 7.1.16, 7.1.22(a), 7.1.22(b), 7.1.23, and 7.1.25; provided further that the updating of any such Schedules solely reflect changes otherwise not prohibited by this Agreement and shall not constitute a waiver of any Event of Default indicated by such disclosure. Notwithstanding anything to the contrary contained in this Agreement, no later than the last day of each fiscal year of Borrower and as requested by Lender from time to time, Borrower shall provide an updated Schedule 7.1.4 and Schedule 7.1.23 to Lender reflecting all options to purchase the common stock of Borrower that have been issued and all pension plans established, respectively, since the delivery of the most recent prior annual update of Schedule 7.1.4 and Schedule 7.1.23, respectively, and no Event of Default shall be deemed to have occurred due to the failure of Borrower to disclose any such stock option or pension plans during the period between the delivery of such annual updates of Schedule 7.1.4. and 7.1.23. Notwithstanding anything to the contrary in this Agreement, contemporaneously with the delivery of the quarterly financial statement pursuant to subsection 8.1.3(ii) and the annual financial statements pursuant to 8.1.3(i), Borrower shall provide an updated Schedule 7.1.16 and Schedule 7.1.22(a) and (b) to Lender reflecting all changes to Borrower’s patents, trademarks, service marks, tradenames, copyrights, licenses and similar rights and all changes to Borrower’s list of capitalized and operating leases, respectively, since the delivery of the most recent prior quarterly update of Schedule 7.1.16 and 7.1.22(a) and (b), respectfully, and no Event of Default shall be deemed to have occurred due to the failure of Borrower to disclose such patents, trademarks, service marks, tradenames, copyrights, licenses and similar rights and such capitalized and operating leases during the period between delivery of such quarterly updates of Schedule 7.1.16 and 7.1.22(a) and (b).

           7.2.1 Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

     8.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

           8.1.1 Visits and Inspections. Permit representatives of Lender, from time to time, as often as may be reasonably requested, but only during normal business hours upon three (3) calendar day’s prior notice, to visit and inspect the Properties of Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower’s and each of its Subsidiaries’ business, assets, liabilities, financial condition, business prospects and results of operations.

           8.1.2 Notices. Unless otherwise provided in subsection 7.2, promptly notify Lender in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading.

           8.1.3 Financial Statements. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Lender the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower’s certified public accountants concur in any change therein and such change is disclosed to Lender and is consistent with GAAP):

(i) not later than ninety (90) days after the close of each fiscal year of Borrower, unqualified, audited financial statements of Borrower and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower but acceptable to Lender (except for a qualification for a change in accounting principles with which the accountant concurs);

(ii) not later than forty-five (45) days after the end of the first, second and third fiscal quarters of each fiscal year hereafter and not later than sixty (60) days after the end of the fourth fiscal quarter of each fiscal year hereafter, unaudited, interim financial statements of Borrower and its Subsidiaries as of the end of such quarter and of the portion of Borrower’s financial year then elapsed, on a Consolidated basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrower and its Subsidiaries for such quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(iii) after the occurrence of a Borrowing Base Trigger Event and promptly upon Lender’s request, but in any event, within fifteen (15) days after the end of each month or fiscal quarter of Borrower (as determined by Lender in Lender’s sole discretion) a Borrowing Base Certificate; provided that, the initial Borrowing Base Certificate shall be delivered to Lender within fifteen (15) days after Borrower’s receipt of the results of Lender’s collateral audit/field inspection;

(iv) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower has made available to its shareholders (or members, in the case of a limited liability company) and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

(v) promptly after the filing thereof, copies of any annual report to be filed with ERISA in connection with each Plan;

(vi) not later than ninety (90) days after the close of each fiscal year of Borrower, the 10-K report of Borrower;

(vii) not later than forty-five (45) days after the close of each of the first three fiscal quarters of each of Borrower’s fiscal years, the 10-Q report of Borrower; and

(viii) such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower’s and each of its Subsidiaries’ financial condition or results of operations.

     Borrower shall forward to Lender a copy of the accountants’ letter to Borrower’s management that is prepared in connection with the financial statements described in clause (i) of this subsection 8.1.3 promptly after receiving such letter from the accountants.

Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this subsection 8.1.3, or more frequently if requested by Lender, Borrower shall cause to be prepared and furnished to Lender a Compliance Certificate in the form of Exhibit D hereto executed by the Chief Financial Officer of Borrower.

           8.1.4 Landlord and Storage Agreements. Provide Lender with copies of all agreements between Borrower or any of its Subsidiaries and any landlord or warehouseman which owns any premises at which any Inventory may, from time to time, be kept within thirty (30) calendar days of the date each such agreement is executed.

           8.1.5 FDA Reports. Promptly after sending or filing thereof, as the case may be, deliver or cause to be delivered to Lender or otherwise make available for inspection copies of any reports, filings, documents, forms, disclosures which Borrower has sent or filed with the Food & Drug Administration; provided that, in the event any report, filing, document, form or disclosure contains citations, violations, or results in adverse actions by the Food & Drug Administration Borrower shall immediately deliver to Lender such report, filing, document, form or disclosure and any Borrower’s response.

           8.1.6 Projections. No later than the last day of each fiscal year of Borrower, deliver to Lender Projections of Borrower for the forthcoming three (3) years, year by year, and for the forthcoming fiscal year, quarter by quarter (it being understood that nothing in such Projections shall be construed as a representation, warranty or covenant that any Projection will in fact be achieved).

           8.1.7 Accounts Payable. Not later than fifteen (15) days after the close of each fiscal quarter of Borrower, deliver to Lender an accounts payable report including an aging report of such accounts payable.

           8.1.8 Customer Supply Agreements. Immediately and in no event later than fifteen (15) days after entering into such agreement or amendment, deliver to Lender a true and correct copy of all customer supply agreements entered into after the date hereof that account for any sales constituting ten percent (10%) or more of Borrower’s revenue over any trailing twelve (12) month period, and all amendments to any such customer supply agreement.

           8.1.9 Backlog Report. Not later than fifteen (15) days after the close of each fiscal quarter of Borrower, deliver to Lender a revenue forecast backlog report in the form previously provided to Lender.

           8.1.10 Deposit and Brokerage Accounts. For each deposit account or brokerage account that Borrower at any time opens or maintains, Borrower shall, at Lender’s request and option, pursuant to an agreement in form and substance satisfactory to Lender, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from Lender to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of Borrower.

           8.1.11 Deposit Accounts. Borrower shall maintain its primary deposit accounts with Lender. A list of all Deposit Accounts of Borrower is set forth on Schedule 8.1.11.

     8.2 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless Lender has first consented thereto in writing, it will not:

           8.2.1 Mergers; Consolidations; Acquisitions; Structural Changes. Merge or consolidate, or permit any Subsidiary of Borrower to merge or consolidate, with any Person; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person other than Permitted Acquisitions; nor, except upon 30 days prior written notice to Lender, change its or any of its Subsidiaries’ state of incorporation or organization or Type of Organization; nor, except upon 30 days prior written notice to Lender, change its or any of its Subsidiaries’ legal names.

           8.2.2 Loans. Make, or permit any Subsidiary of Borrower to make, any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business) to any Person, other than loans to employees of Borrower and its Subsidiaries in an aggregate amount not to exceed $250,000 at any one time.

           8.2.3 Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of Borrower to create, incur or suffer to exist, any Indebtedness, except:

(i) Obligations owing to Lender;

(ii) Indebtedness of any Subsidiary of Borrower to Borrower;

(iii) accounts payable to trade creditors and current operating expenses (other than for Money Borrowed) which are not aged more than one hundred twenty (120) days from billing date or more than thirty (30) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate and lawful proceedings; and Borrower or such Subsidiary shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower or such Subsidiary and its independent accountants;

(iv) Obligations to pay Rentals permitted by subsection 8.2.12;

(v) Permitted Purchase Money Indebtedness;

(vi) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business; and

(vii) Indebtedness in connection with earn-out provisions permitted pursuant to a Permitted Acquisition.

           8.2.4 Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of Borrower to enter into or be a party to, any transaction with any Affiliate of Borrower or stockholder, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would obtain in a comparable arm’s length transaction with a Person not an Affiliate or stockholder of Borrower or such Subsidiary.

           8.2.5 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

(i) Liens at any time granted in favor of Lender;

(ii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) (a) not yet due, or (b) being contested in the manner described in subsection 7.1.14 hereto, but only if in Lender’s judgment such Lien does not adversely affect Lender’s rights or the priority of Lender’s Lien in the Collateral, and provided that no Event of Default has occurred, such Lien shall not be deemed to adversely affect Lender’s rights or the priority of Lender’s Lien in the Collateral if (1) with respect to any Lien for taxes (other than any federal taxes), the amount of such Lien does not exceed $500,000, or (2) with respect to any Lien for taxes (other than any federal taxes), the amount of such Lien is in excess of $500,000 but less than $1,000,000, Borrower has provided cash collateral in the amount of such Lien or Lender has established a reserve under the Revolving Credit Facility in the amount of such Lien, as determined by Lender in its sole discretion, or (3) with respect to any Lien for federal taxes, the amount of such Lien does not exceed $250,000. Notwithstanding the above, Borrower shall promptly notify Borrower of any such tax Lien;

(iii) Liens arising in the ordinary course of Borrower’s business by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrower or materially impair the use thereof in the operation of Borrower’s business;

(iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

(v) Liens securing Indebtedness of one of Borrower’s Subsidiaries to Borrower or another such Subsidiary;

(vi) such other Liens as appear on Schedule 8.2.5 hereto; and

(vii) such other Liens as Lender may hereafter approve in writing.

           8.2.6 Subordinated Debt. Make, or permit any Subsidiary of Borrower to make, any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt except as expressly permitted pursuant to the terms of the applicable Subordination Agreement in favor of Lender.

           8.2.7 Distributions. Declare or make, or permit any Subsidiary of Borrower to declare or make, any Distributions to a Person other than Borrower.

           8.2.8 Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the ordinary course of business for so long as no Event of Default exists hereunder, (ii) a transfer of Property to Borrower by a Subsidiary of Borrower or (iii) dispositions expressly authorized by this Agreement, including, without limitation, by Section 6.5 hereof.

           8.2.9 Stock of Subsidiaries. Permit any of its Subsidiaries to issue any additional shares of its capital stock except (i) director’s qualifying shares and (ii) provided that Borrower owns, and will after such issuance continue to own, 51% of such shares, Meridian Medical Technologies Limited shall be permitted to issue additional shares.

           8.2.10 Bill-and-Hold Sales, Etc. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis if any such sales in the aggregate exceed ten percent (10%) of the net amount of Eligible Accounts..

           8.2.11 Restricted Investment. Make or have, or permit any Subsidiary of Borrower to make or have, any Restricted Investment.

           8.2.12 Leases. Become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrower or any of its Subsidiaries is then lessee would exceed $2,000,000. The term “Rentals” means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

           8.2.13 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary of Borrower.

           8.2.14 Regulation U. Use any portion of the proceeds of the Loans, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

           8.2.15 Brunswick Subsidiary. Permit Brunswick Subsidiary to become active, own assets, or conduct business.

     8.3 Specific Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

           8.3.1 Maximum Total Liabilities to Effective Tangible Net Worth. Borrower shall maintain a ratio of Total Liabilities to Effective Tangible Net Worth of less than or equal to 2.0 to 1 calculated as of the end of each fiscal quarter.

           8.3.2 Total Funded Debt to EBIDTA. Borrower shall maintain a ratio of Total Funded Debt to EBITDA of less than or equal to 2.0 to 1 calculated on a rolling four quarter basis, measured as of the end of each fiscal quarter.

           8.3.3 Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1 calculated on a rolling four quarter basis, measured as of the end of each fiscal quarter.

SECTION 9. CONDITIONS PRECEDENT

     Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Lender under the other sections of this Agreement, Lender shall not be required to make any Loan under this Agreement unless and until each of the following conditions has been and continues to be satisfied:

     9.1 Documentation. Lender shall have received, in form and substance satisfactory to Lender, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments and certificates, as Lender may require in connection therewith from time to time, all in form and substance satisfactory to Lender.

     9.2 Due Diligence Materials. Lender shall have received and reviewed, in form and substance satisfactory to Lender in its sole discretion, (i) the most recent Food & Drug Administration reports and disclosures and (ii) material documentation and registrations relating to all patents of Borrower.

     9.3 No Default. No Default or Event of Default shall exist.

     9.4 Other Loan Documents. Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied.

     9.5 Material Adverse Changes. No Material Adverse Change shall have occurred since October 31, 2001.

     9.6 Corporate Documents. Lender shall have received and reviewed, in form and substance satisfactory to Lender in its sole discretion, the following:

           9.6.1 Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of Borrower certified to be true and compete as of a recent date by the appropriate governmental authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of Borrower to be true and correct as of the Closing Date.

           9.6.2 Bylaws. A copy of the bylaws of Borrower certified by a secretary or assistant secretary of Borrower to be true and correct as of the Closing Date.

           9.6.3 Resolutions. Copies of resolutions or unanimous written consent of the board of directors of Borrower approving and adopting the Loan Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of Borrower to be true and correct and in force and effect as of the Closing Date.

           9.6.4 Good Standing. Copies of (i) a certificate of good standing, existence or its equivalent with respect to Borrower certified as of a recent date by the appropriate governmental authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to cause a Material Adverse Change and (ii) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate taxing governmental authorities.

           9.6.5 Incumbency. An incumbency certificate of Borrower certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

     9.7 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

     10.1 Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:

                  10.1.1      Payment of Notes. Borrower shall fail to pay any installment of principal, interest or premium, if any, owing on the Revolving Credit Note or any Acquisition Note within five (5) days of the due date of such installment.

                  10.1.2      Payment of Other Obligations. Borrower shall fail to pay any of the Obligations that are not evidenced by the Revolving Credit Note or any Acquisition Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

                  10.1.3      Misrepresentations. Any representation, warranty or other statement made or furnished to Lender by or on behalf of Borrower, any Subsidiary of Borrower, or Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 7.2 hereof.

                  10.1.4      Breach of Specific Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement on the date that Borrower is required to perform, keep or observe such covenant and (other than with respect to covenants contained in Section 8.2 and subsections 8.1.2, 8.1.3, 8.1.5, 8.1.7, 8.1.8, 8.1.10 and 8.1.11 for which no cure period shall exist), such failure continues for twenty (20) days (or, for covenants contained in subsection 8.1.1, fifteen (15) days) after the occurrence thereof.

                  10.1.5      Default Under Security Documents/Other Agreements/Purchase Documents. Any event of default shall occur under, or Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents; or the Other Agreements or any Purchase Documents and such default shall continue beyond any applicable grace period.

                  10.1.6      Other Defaults. There shall occur any default or event of default on the part of Borrower under any agreement, document or instrument to which Borrower is a party or by which Borrower or any of its Property is bound, creating or relating to any Indebtedness (other than the Obligations) if the payment or maturity of such Indebtedness is accelerated in consequence of such event of default or demand for payment of such Indebtedness is made and the amount of such Indebtedness, either individual or in the aggregate together with all other such accelerated or demanded Indebtedness, is in excess of $500,000.

                  10.1.7      Uninsured Losses. Any physical loss, theft, damage or physical destruction of any of the Collateral with a value in excess of $100,000 in the aggregate not fully covered (subject to such deductibles as Lender shall have permitted) by insurance.

                  10.1.8      Adverse Changes. There shall occur any Material Adverse Change.

                  10.1.9      Insolvency and Related Proceedings. Borrower shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower under the Bankruptcy Code (if against Borrower, the continuation of such proceeding for more than thirty (30) days), or Borrower shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

                  10.1.10   Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower or any Subsidiary of Borrower for a period which significantly affects Borrower’s capacity to continue its business, on a profitable basis; or Borrower or any Subsidiary of Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower which is necessary to the continued or lawful operation of its business unless damages from such loss or revocation are fully covered by business interruption insurance (subject to customary deductible) and Borrower has notified Lender of such loss or revocation; or Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term; or any part of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

                  10.1.11   Change of Control. If at any time any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934 as in effect at the Closing Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934 as in effect as of the Closing Date), other than a group of related persons that includes management, become the “beneficial owners” (as such term is used in Rule 132.3 of the Securities Exchange Act of 1934 as in effect on the Closing Date), directly or indirectly, of more than fifty-one percent (51%) of the total voting power of the then outstanding capital stock of Borrower.

                  10.1.12   ERISA. A Reportable Event shall occur which Lender, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated by the Pension Benefit Guaranty Corporation or any such trustee shall be requested or appointed under Section 4042 of ERISA, or if Borrower, any Subsidiary of Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multi-employer Plan resulting from Borrower’s or such Subsidiary’s complete or partial withdrawal from such Plan.

                  10.1.13   Challenge to Agreement. Borrower or any Subsidiary of Borrower, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan

Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender.

                  10.1.14   Criminal Forfeiture. Borrower or any Subsidiary of Borrower shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of Borrower or any Subsidiary of Borrower.

                  10.1.15   Judgments. Any money judgment in an amount equal to or greater than $500,000 (net of any insurance coverage of Borrower and/or its Subsidiaries for such a judgment), writ of attachment or similar process is filed against Borrower or any Subsidiary of Borrower or any of their respective Property.

                  10.1.16   Department of Defense Contract. If revenues generated from the Department of Defense Contract are at any time equal to or greater than fifteen percent (15%) of Borrowers’ revenues over the prior trailing twelve (12) month period and (w) any default or event of default occurs under such Department of Defense Contract; or (x) the Department of Defense fails to renew the Department of Defense Contract; or (y) the Department of Defense Contract is terminated or cancelled; or (z) if revenues generated from the Department of Defense Contract are less than $8,000,000 during the prior trailing 12 month period.

     10.2     Acceleration of the Obligations. Without in any way limiting the right of Lender to demand payment of any portion of the Obligations payable on demand in accordance with Section 3.2 hereof, upon or at any time after the occurrence of an Event of Default, all or any portion of the Obligations shall, at the option of Lender and without presentment, demand, protest or further notice by Lender, become at once due and payable and Borrower shall forthwith pay to Lender, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.9 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Lender.

     10.3     Other Remedies. Upon and after the occurrence of an Event of Default, Lender shall have and may exercise from time to time the following other rights and remedies:

                  10.3.1      All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Lender may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

                  10.3.2      The right to take immediate possession of the Collateral, and to (i) require Borrower to assemble the Collateral, at Borrower’s expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower, Borrower agrees not to charge Lender for storage thereof).

                  10.3.3      The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable. Lender as seller may, at its option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Borrower agrees that ten (10) days written notice to Borrower of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Lender may designate in said notice. Lender shall have the right to conduct such sales on Borrower’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Lender shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set-off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the costs, expenses and attorneys’ fees incurred by Lender in collecting the Obligations, in enforcing the rights of Lender under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral; second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrower shall remain liable to Lender therefor.

                  10.3.4      To the extent permitted by law and contract, Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit.

                  10.3.5      Discounts, Allowances, Disputes. Upon and after the occurrence of an Event of Default and acceleration of the Obligations, Lender shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Lender may reasonably deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorney’s fees, to Borrower.

                  10.3.6      Taxes. After the occurrence of a Borrowing Base Trigger Event, if an Account includes a charge for any tax payable to any governmental taxing authority, Lender is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor, provided, however that Lender shall not be liable for any taxes to any governmental taxing authority that may be due by Borrower.

                  10.3.7      Account Verification. After the occurrence of a Borrowing Base Trigger Event and whether or not a Default or an Event of Default has occurred, any of Lender’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Lender, any designee of Lender, or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

     10.4     Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Lender or contained in any other agreement between Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Lender to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrower.

     10.5     Setoff. Borrower hereby grants to Lender a continuing lien, security interest and right of setoff as security for all liabilities and obligations to Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of FleetBoston Financial Corporation and its successors and assigns or in transit to any of them. At any time after an event of default, without demand or notice (any such notice being expressly waived by Borrower), Lender may setoff the same or any part hereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     10.6     Exercise of Remedies upon Default under Financial Covenant. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if Borrower shall fail to comply with any of the financial covenants set forth in Section 8.3, Lender shall not exercise any of the remedies available to it as a consequence of such failure to comply until (x) the sixty-first day after the end of the respective fiscal quarterly measurement period or (y) the ninety-first day after the end of the respective fiscal annual measurement period, as applicable, for which such failure has occurred; provided that Lender shall not be bound by the preceding provision and shall be free to immediately exercise any such remedies upon Lender becoming aware of the existence of such a failure to comply with such a financial covenant if Lender shall determine, in the exercise of its sole discretion, that the failure to comply and the facts and circumstances underlying such failure to comply is of such an extreme nature as to call into question the ability of the Borrower to continue its business as a going concern. Prior to such sixty-first or ninety-first day, as applicable, Borrower shall deliver to Lender a detailed report explaining the facts and circumstances underlying the failure to comply with the applicable financial covenants, and setting forth what steps Borrower intends to take to address such facts and circumstances. Borrower acknowledges and agrees that, upon such sixty-first or ninety-first day, as applicable, Lender shall be free in its sole and absolute discretion, to exercise and all remedies available to Lender, whether under this Agreement or any other Loan Document or otherwise under law or in equity, regardless of the fact that Borrower has delivered the report required by the previous sentence, unless Lender, in the exercise of its sole and absolute discretion shall agree to waive the Event of Default arising from such failure to comply.

SECTION 11.                 MISCELLANEOUS

     11.1     Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender) as Borrower’s true and lawful attorney (and agent-in-fact) and Lender, or Lender’s agent, may, without notice to Borrower and in either Borrower’s or Lender’s name, but at the cost and expense of Borrower:

                  11.1.1      At such time or times upon or after the occurrence of an Event of Default as Lender or said agent, in its sole discretion, may determine, endorse Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Lender or under Lender’s control.

                  11.1.2      At such time or times upon or after the occurrence of an Event of Default as Lender or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable and, at Lender’s option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Lender on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use Borrower’s stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Lender’s determination, to fulfill Borrower’s obligations under this Agreement.

     11.2     Indemnity. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Lender (including reasonable attorneys fees and legal expenses) as the result of Borrower’s failure to observe, perform or discharge Borrower’s duties hereunder. In addition, Borrower shall defend Lender against and save it harmless from all claims of any Person with respect to the Collateral. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Lender by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 11.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

     11.3     Modification of Agreement; Sale of Interest.

                  11.3.1      This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder. Borrower hereby consents to Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, Lender’s rights, title, interests, remedies, powers, and duties hereunder or thereunder to any bank or other financial institution. In the case of an assignment, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were “Lender” hereunder and Lender shall be relieved of all obligations hereunder upon any such assignments. Borrower agrees that it will use its best efforts to assist and cooperate with Lender in any manner reasonably requested by Lender to effect the sale of participations in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents. Borrower further agrees that Lender may disclose credit information regarding Borrower, its Subsidiaries and any Guarantor to any potential participant or assignee.

                  11.3.2      Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents including any portion of any Note to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

     11.4     Sale of Loan. Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more Lenders or other financial institutions (each, a “Participant”) participating interests in Lender’s obligation to lend hereunder and/or any or all of the loans held by Lender hereunder. In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Lender shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder. Lender may furnish any information concerning Borrower in its possession from time to time to prospective Participants, provided that Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.”

     11.5     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     11.6     Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Lender permitted under Section 11.3 hereof.

     11.7     Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

     11.8     Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     11.9     Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, one Business Day after deposit in the mail, postage prepaid, or with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

If to Lender:	Fleet National Bank
7111 Valley Green Road
Mail Stop: PARP 08301G
Fort Washington, PA 19034
Attention: Mr. Robert J. Mindick
Facsimile No.: 215-836-1987

With a copy to:	Blank Rome Comisky & McCauley LLP
One Logan Square
Philadelphia, PA 19103
Attention: Lawrence F. Flick, II, Esquire
Facsimile No.: 215-569-5522

If to Borrower:	Meridian Medical Technologies, Inc.
10240 Old Columbia Road
Columbia, MD 21046
Attention: James H. Miller
Facsimile No.: 410-309-1691

With a copy to:	Arnold & Porter
555 12th Street N.W.
Washington, DC 20004
Attention: Steven Kaplan, Esquire
Facsimile No.: 202-942-5999

or to such other address as each party may designate for itself by notice given in accordance with this Section 11.8; provided, however, that any notice, request or demand to or upon Lender pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Lender.

     11.10     Lender’s Consent. Whenever Lender’s consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

     11.11     Credit Inquiries. Borrower hereby authorizes and permits Lender to respond to usual and customary credit inquiries from third parties concerning Borrower or any of its Subsidiaries.

     11.12     Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

     11.13     Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

     11.14     Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

     11.15     GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA (THE “GOVERNING STATE”) (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS SET FORTH IN HEREIN. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

     11.16     WAIVERS BY BORROWER. BORROWER WAIVES (i) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD; (ii) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING LENDER TO EXERCISE ANY OF LENDER’S REMEDIES; (iii) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (iv) NOTICE OF ACCEPTANCE HEREOF; AND (v) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM

OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO LENDER’S ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     11.17     WAIVER OF JURY TRIAL. BORROWER AND LENDER (BY ACCEPTANCE OF THIS AGREEMENT) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN.

     11.18     Judgment Currency.

                    11.18.1      If, for the purposes of obtaining judgment in any court, it is necessary to convert all or any part of a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, Lender could purchase the Original Currency with the Other Currency on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is paid or otherwise satisfied.

                    11.18.2      The obligation of Borrower in respect of any sum due hereunder in the Original Currency shall, notwithstanding any judgment in any other Currency, be discharged only to the extent that, on the Business Day following receipt by Lender of any sum adjudged to be so due in such Other Currency or of any other sum in any Other Currency, Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to Lender in the Original Currency, Borrower shall, as a separate obligation and notwithstanding any such judgment, indemnify Lender against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender, Lender shall remit such excess to Borrower so long as no other Obligations of Borrower are outstanding hereunder.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

BORROWER:	MERIDIAN MEDICAL TECHNOLOGIES, INC

By:

Name:

Title:

LENDER:	FLEET NATIONAL BANK

By:

Name:

Title:

S-1

APPENDIX A

GENERAL DEFINITIONS

     When used in the Loan and Security Agreement dated as of January 29, 2002, by and between Fleet National Bank and Meridian Medical Technologies, Inc. (a) the terms Account, Certificated Security, Chattel Paper, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Health-Care-Insurance Receivables, Instrument, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement, Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC (as defined below); (b) all terms indicating Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Loan and Security Agreement; and (d) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

     Account Debtor - any Person who is or may become obligated on or under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

     Acquisition Line Limit - $5,000,000

     Acquisition Loan - the Loans to be made by Lender to Borrower pursuant to subsection 1.2 of the Agreement.

     Acquisition Note - each Acquisition Promissory Note to be executed by Borrower in favor of Lender as provided in Section 1.2.1 of the Agreement, which shall be in the form of Exhibit B to the Agreement.

     Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Person; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

     Agreement - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits thereto and this Appendix A.

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     Applicable Base Rate Margin – the spread over the Base Rate as determined in accordance with the ratio of Total Funded Debt to EBITDA as set forth in the following matrix:

Funded Debt to EBITDA	Applicable Base Rate Margin

<1.0 to 1.0	-.50%

>= 1.0 to 1.0 <1.5 to 1.0	-.25%

>=1.5 to 1.0 <2.0 to 1.0	0

     Applicable LIBOR Margin – the spread over LIBOR as determined in accordance with the ratio of Total Funded Debt to EBITDA as set forth in the following matrix:

Funded Debt to EBITDA	Applicable LIBOR Margin

<1.0 to 1.0	1.5%

>=1.0 to 1.0 <1.5 to 1.0	1.75%

>=1.5 to 1.0 <2.0 to 1.0	2.0%

     Availability - the amount of money which Borrower is entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrower) is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is zero (0).

     Base Rate - the rate of interest announced or quoted by Lender from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Lender to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Lender as a standard, a comparable reference rate designated by Lender as a substitute therefor shall be the Base Rate.

     Base Rate Advances – any Loan bearing interest computed by reference to the Base Rate.

     Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

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(i) $15,000,000; or

(ii) an amount equal to:

(a) eighty percent (80%) of the net amount of Eligible Accounts outstanding at such date;

PLUS

(b) the lesser of (1) $4,000,000 or (2) forty percent (40%), of the value of Eligible Inventory at such date calculated on the basis of the lower of cost or market with the cost of raw materials, work-in-process and finished goods calculated on a first-in, first-out basis.

PLUS

(c) 80% of the orderly liquidation value of Borrower’s Equipment;

MINUS

(d) reserves, if any.

The final determination of advance rates in (a) and (b) above be will subject to Lender’s satisfaction with the results of a field examination and/or collateral audit which in Lender’s judgment supports the advance rates above. If such results do not materially support such advance rates Lender may adjust the final advance rate at such time.

For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Lender’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.

Lender shall have the right to establish reasonable reserves in such amounts, and with respect to such matters, as Lender shall deem necessary or appropriate, against the amount of Revolving Credit Loans which Borrower may otherwise request under subsection 1.1.1, including, without limitation, with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrower’s business; (ii) shrinkage, spoilage and obsolescence of Inventory; (iii) slow moving Inventory; (iv) other sums

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chargeable against Borrower’s Loan Account as Revolving Credit Loans under any section of this Agreement; (v) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of Borrower; and (vi) such other matters, events, conditions or contingencies as to which Lender, in its sole credit judgment and in a commercially reasonable manner, determines reserves should be established from time to time hereunder.

Lender shall have the right, at any time, to modify the Borrowing Base, advance rates, or any portion thereof.

     Borrowing Base Certificate – a certificate by a responsible officer of Borrower, substantially in the form of Exhibit C (or another form acceptable to Lender) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be satisfactory to Lender. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrower and certified to Lender; provided, that Lender shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to the Borrower, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

     Borrowing Base Trigger Event – any measurement date on which Borrower has a ratio of Total Funded Debt to EBITDA that exceeds 1.5 to 1.

     Brunswick Subsidiary – MTEC, Inc., a Massachusetts corporation, with a principal place of business at 6 Thacher Lane, Wareham, Massachusetts, 02571.

     Business Day - any day other than a Saturday, Sunday or day which is a legal holiday or a day on which banking institutions are required or authorized to close in the Commonwealth of Pennsylvania, or, if the term Business Day is used in connection with a LIBOR Advance, London, England.

     Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

     Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

     Closing Date - the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied.

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     Collateral - all of the Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, including all of the following:

(i) Accounts, including Health-Care-Insurance Receivables;

(ii) Certificated Securities;

(iii) Chattel Paper;

(iv) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(v) Contract Rights;

(vi) Deposit Accounts;

(vii) Documents;

(viii) Equipment;

(ix) Financial Assets;

(x) Fixtures;

(xi) General Intangibles, including Payment Intangibles and Software;

(xii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(xiii) Instruments;

(xiv) Intellectual Property;

(xv) Inventory;

(xvi) Investment Property;

(xvii) money (of every jurisdiction whatsoever);

(xviii) Letter-of-Credit Rights;

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(xix) Security Entitlements;

(xx) Software;

(xxi) Supporting Obligations;

(xxii) Uncertificated Securities; and

(xxiii) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Lender will not enforce its security interest in Borrower’s rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Lender, Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Lender (and to Lender’s enforcement of such security interest) in such Lender’s rights under such lease or license.

     Collateral Pledge Agreements – Charge Over Shares and Collateral Pledge Agreement each of even date herewith.

     Computer Hardware and Software – all of Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

     Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

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     Contract Right – any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

     Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP .

     Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

     Default Rate - as defined in subsection 2.1.2 of the Agreement.

     Department of Defense Contract – Contract #SP0200-99D-0007 between Borrower and Defense Supply Center Philadelphia.

     Distribution - in respect of any corporation means and includes: (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of Securities unless made contemporaneously from the net proceeds of the sale of Securities.

     Dollar Equivalent - with reference to any amount denominated in another currency, including Euros or Pounds Sterling, an amount equal to the amount denominated in such other currency as converted to Dollars at the applicable Exchange Rate.

     Dollar Loans - collectively, Domestic Revolving Credit Loans and Acquisition Loans.

     Dollars or $ - lawful currency of the United States of America.

     Domestic Revolving Credit Loan - a Revolving Credit Loan denominated in Dollars.

     EBITDA –for any applicable period of computation, the sum of (i) net income for such period, but excluding therefrom all extraordinary items of income or non-cash loss, plus, (ii) the aggregate amount of depreciation and amortization charges made in calculating net income for such period, plus, (iii) aggregate interest expense for such period, plus (iv) the aggregate amount of all income taxes reflected on the statements of income of Borrower for such period, all as determined in accordance with GAAP.

     Effective Tangible Net Worth – as of any date, Net Worth of Borrower as determined in accordance with GAAP, plus Subordinated Debt, minus loans and/or advances to and/or Accounts from any Affiliate, principal, officer or employee of Borrower, minus the amount of any assets classified as intangible assets under GAAP.

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     Eligible Account - an Account arising in the ordinary course of Borrower’s business from the sale of goods or rendition of services which Lender, in its sole credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(i) it arises out of a sale made by Borrower to a Subsidiary or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; or

(ii) it is unpaid for more than ninety (90) days after the original due date shown on the invoice; or

(iii) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; or

(iv) the total unpaid Accounts of the Account Debtor (other than Dey, LP and the Department of Defense) exceed twenty percent (20%) of the net amount of all Eligible Accounts, to the extent of such excess; or

(v) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached if such breach effects the collectibility or value of such Account or the creditworthiness of the applicable Account Debtor; or

(vi) the Account Debtor is also Borrower’s creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or to the extent (but only to the extent) the Account otherwise is or may become subject to any right of setoff by the Account Debtor; or

(vii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(viii) it arises from a sale to an Account Debtor outside the United States and Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Lender in its sole discretion; or

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(ix) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or

(x) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Lender, in a manner satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or

(xi) the Account is subject to a Lien other than a Permitted Lien; or

(xii) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor (unless the Account Debtor acknowledges the final sale to Lender in writing and in form and substance satisfactory to Lender) or the services giving rise to such Account have not been performed by Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

(xiii) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(xiv) Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(xv) Borrower has made an agreement with the Account Debtor to extend the time of payment thereof.

     Eligible Inventory - such Inventory of Borrower (other than packaging materials and supplies) which Lender, in its sole credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(i) it is not raw materials or finished goods, or work-in-process that is, in Lender’s opinion, readily marketable in its current form; or

(ii) it is not in good, new and saleable condition; or

(iii) it is slow-moving, obsolete or unmerchantable; or

(iv) it does not meet all standards imposed by any governmental agency or authority; or

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(v) it does not conform in all respects to the warranties and representations set forth in the Agreement; or

(vi) it is not at all times subject to Lender’s duly perfected, first-priority security interest and no other Lien except a Permitted Lien; or

(vii) it is not situated at a location in compliance with the Agreement or is in transit; or

(viii) it is located outside of the Continental United States unless such Inventory is located in Canada and Lender’s lien on such inventory has been perfected pursuant to the laws of the applicable jurisdiction and the Inventory is located at a location for which Lender has received a landlord’s or warehouseman’s waiver, in form and substance satisfactory to Lender..

     Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters.

     ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

     Euros or E - lawful currency of the European Union.

     Euro Revolving Credit Loan - a Revolving Credit Loan denominated in Euros.

     Event of Default - as defined in Section 10.1 of the Agreement.

     Exchange Rate - as used in connection with the conversion of any currency into any other currency for any purposes under or in connection with this Agreement or the Loan Documents, the rate of exchange between those two currencies as determined by Lender in a commercially reasonable manner on the applicable date of conversion based on market conditions as of such date of conversion.

     Fixed Charge Coverage Ratio – for any applicable period of computation, the EBITDA, minus the sum of (i) unfunded Capital Expenditures (computed for the four fiscal quarterly periods then ending), minus (ii) cash taxes paid, minus (iii) Distributions divided by Fixed Charges (computed for the four fiscal quarterly periods then ending), all determined in accordance with GAAP.

     Fixed Charges – for any applicable period of computation, without duplication, the sum of (i) all cash interest expense for the applicable period, plus (ii) scheduled principal payments on account of long-term Indebtedness made during the applicable period, plus (iii) the schedule principal payments on account of Capitalized Lease Obligations made during

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the applicable period, plus (iv) cash payments in connection with any earn-out provision made during the applicable period, all as determined in accordance with GAAP.

     Foreign Currency Revolving Credit Limit - $1,000,000.

     Foreign Currency Revolving Credit Loan - a Revolving Credit Loan denominated in a Foreign Lending Currency.

     Foreign Lending Currency - Euros or Pounds Sterling.

     GAAP - generally accepted accounting principles in the United States of America in effect from time to time as applied by the Borrower.

     Indebtedness - as applied to a Person means, without duplication

(i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations,

(ii) all obligations of other Persons which such Person has guaranteed,

(iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person,

(iv) all contingent obligations, including, without limitation, earnout provisions payable in cash, incurred in connection with any acquisition, including, without limitation, any Permitted Acquisition; and

(v) in the case of Borrower (without duplication), the Obligations.

     Intellectual Property – all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the

11

foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

     Interest Period – as applicable to any LIBOR Advance, a period commencing on the date a LIBOR Advance is made, and ending on the date which is one (1) month, two (2) months, three (3) months, or six (6) months later, as may then be requested by Borrower; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Lender’s custom in the market to which such LIBOR Advance relates; (ii) there remains a minimum of one (1) month, two (2) months, three (3) months or six (6) months (depending upon which Interest Period Borrower selects) in the Original Term (or any Renewal Term then in effect); and (iii) all Interest Periods of the same duration which commence on the same date shall end on the same date.

     LIBOR – as applicable to any LIBOR Advance, the rate per annum (rounded upward, if necessary, to the nearest one hundred-thousandth of one percentage point) as determined on the basis of the offered rates for deposits in the currency in which the LIBOR Advance is denominated, for a period of time comparable to such LIBOR Advance which appears on the Telerate System as of 11:00 a.m. (London time) on the day that is two (2) Business Days preceding the first day of such LIBOR Advance; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) determined on the basis of the offered rates for deposits in the currency in which the LIBOR Advance is denominated for a period of time comparable to such LIBOR Advance which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is two (2) Business Days preceding the first day of such LIBOR Advance as selected by Lender. The principal London office of each of the major London banks so selected will be requested to provide a quotation of its deposit offered rate for the currency in which the LIBOR Advance is denominated. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in the currency in which the LIBOR Advance is denominated to leading European banks for a period of time comparable to such LIBOR Advance offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two (2) Business Days preceding the first day of such LIBOR Advance. In the event that Lender is unable to obtain any such quotation as provided above, it will be determined that LIBOR pursuant to a LIBOR Advance cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Lender then for any period during which such Reserve

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Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

     LIBOR Advance – any Loan bearing interest computed by reference to the LIBOR.

     Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

     Loan Account - the loan account established on the books of Lender pursuant to Section 3.6 of the Agreement.

     Loan Documents - the Agreement, the Other Agreements and the Security Documents.

     Loans - all loans and advances of any kind, including without limitation, Revolving Credit Loans (including Domestic Revolving Credit Loans, Euro Revolving Credit Loans and Pounds Sterling Revolving Credit Loans) and Acquisition Loans made by Lender, and/or by any affiliate of Lender, pursuant to the Agreement.

     Material Adverse Change – A material adverse change in (a) the business, results of operations, assets, liabilities or financial condition of Borrower and its Subsidiaries on a consolidated basis, (b) the Collateral, (c) Borrower’s ability to perform its respective obligations under the Loan Documents, or (d) the validity, enforceability or availability of rights and remedies of Lender hereunder, in each case as determined by Lender in its sole and reasonable discretion.

     Money Borrowed - means (i) Indebtedness arising from the lending of money by any Person to Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower.

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     Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

     Net Worth - as of any date, all of Borrower’s assets minus all of Borrower’s liabilities, all as determined in accordance with GAAP, on a consolidated basis.

     Notes - collectively, the Acquisition Notes and the Revolving Credit Note.

     Obligations - all Loans and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrower to Lender, and/or to any affiliate of Lender, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired.

     Organizational I.D. Number - with respect to Borrower, the organizational identification number assigned to Borrower by the applicable governmental unit or agency of the jurisdiction of organization of Borrower.

     Original Term - as defined in Section 4.1 of the Agreement.

     Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Lender in respect of the transactions contemplated by the Agreement.

     Overadvance - the amount, if any, by which the outstanding principal amount of Revolving Credit Loans exceeds the Borrowing Base.

     Permitted Acquisition - any transaction, or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the Property of a Person, or any business division of a Person, (b) acquisition of in excess of 50% of the capital stock, partnership interest, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) merger or consolidation or any other combination with another Person where (i) the aggregate purchase price does not exceed $10,000,000 and the amount of such purchase price financed hereunder or otherwise financed does not exceed $3,000,000 or (ii) Lender has consented in writing to such acquisition, or series of related acquisitions; provided that (A) prior to any such acquisition, no Event of Default or Default shall have occurred and upon giving effect to such acquisition, no Event of Default of Default will result, (B) any earn-out provisions in connection with the acquisition are unsecured and on terms and conditions acceptable to Lender and are expressly subordinated to Borrower’s Indebtedness to Lender pursuant to a subordination agreement in form and substance acceptable to Lender, (C) the potential acquisition target has maintained for the prior trailing twelve (12) month

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period positive cash flow after any reasonable adjustments including without limitation any owner’s salaries and non-recurring adjustments; (D) the potential acquisition target’s shareholders or other equity interest holders have consented to the sale and such sale is not otherwise a hostile acquisition; (E) the potential acquisition target is in a line of business related to that of Borrower; (F) the potential acquisition target is located in the United States, Europe or Canada; (G) as a result of the transaction, the potential acquisition target and its shareholders and other equity interest holders shall not have acquired more than a twenty-five (25%) percent equity interest in Borrower; (I) such acquisition shall be effected through Borrower and the Person acquired shall be merged with or into Borrower at the time of consummation of the acquisition or become a Borrower hereunder subject to a joinder acceptable to Lender in its sole discretion within thirty (30) days of the acquisition; and (J) Borrower shall have provided to Lender no later than thirty (30) days prior to the consummation of any such acquisition with at least the following: (i) a pro forma historical balance sheet and income statement of the business being acquired; (ii) full disclosure of the acquisition terms and conditions including but not limited to the total purchase price for the business and Borrower’s projected allocation of the purchase price; (iii) Borrower’s projected pro forma pre and post-closing balance sheets, including adjusting entries, reflecting the completion of the acquisition and any additional debt incurred to complete the acquisition; and (iv) projections of Borrower, including pro forma balance sheet, income statement, cash flows and covenants compliance certificates (all on a consolidated and consolidating basis if the business is to be merged into or become a subsidiary of the Borrower) reflecting the effects of the acquisition for at least two fiscal year ends (on a quarterly basis) following the closing of such acquisition. In addition to the foregoing, Borrower shall permit and assist Lender in completing the due diligence audit of the business to be acquired (the results of such field examination, appraisals and any other due diligence review to be satisfactory to Lender in its sole discretion) prior to the inclusion of any accounts receivable, Inventory or Equipment generated by or acquired with the acquired business into the Borrowing Base as Eligible Accounts or Eligible Inventory. Notwithstanding anything to the contrary contained herein, Borrower shall pay all audit and appraisal fees of Lender in connection with such audit and appraisal.

     Permitted Liens - any Lien of a kind specified in subsection 8.2.5 of the Agreement.

     Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrower at the time outstanding, does not exceed $2,000,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

     Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

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     Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

     Pounds Sterling or £ - lawful currency of Great Britain.

     Pounds Sterling Revolving Credit Loan - a Revolving Credit Loan denominated in Pounds Sterling.

     Projections - Borrower’s forecasted Consolidated (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

     Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     Purchase Documents - any agreement related to any asset purchase or stock purchase or other Permitted Acquisition and all documents and instruments to be executed or delivered in connection therewith.

     Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

     Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

     Renewal Terms - as defined in Section 4.1.1 of the Agreement.

     Rentals - as defined in subsection 8.2.12 of the Agreement.

     Reportable Event - any of the events set forth in Section 4043(c) of ERISA.

     Reserve Percentage - the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

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     Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

(i) investments in one or more Subsidiaries of Borrower to the extent existing on the Closing Date;

(ii) Property to be used in the ordinary course of business;

(iii) Current Assets arising from the sale of goods and services in the ordinary course of business of Borrower and its Subsidiaries;

(iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one (1) year from the date of acquisition thereof;

(v) investments in certificates of deposit maturing within one (1) year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $100,000,000; and

(vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof.

     Revolving Credit Facility - revolving credit loan facility in the amount of the Revolving Credit Limit established under Section 1.1.

     Revolving Credit Limit - $15,000,000.

     Revolving Credit Loan - a Loan made by Lender as provided in Section 1.1 of the Agreement, including without limitation any Domestic Revolving Credit Loan and any Foreign Currency Revolving Credit Loan.

     Revolving Credit Maturity Date - the last day of the Original Term or, if any Renewal Term is in effect, the last day of such Renewal Term.

     Revolving Credit Note - the Revolving Credit Note to be executed by Borrower on or about the Closing Date in favor of Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit A to the Agreement.

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     Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     Security Documents - all other instruments and agreements, including, without limitation, the Collateral Pledge Agreements, Patent Security Agreement and Trademark Security Agreement, now or at any time hereafter securing the whole or any part of the Obligations.

     Solvent - as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

     Subordinated Debt - Indebtedness of Borrower that is subordinated to the Obligations in a manner satisfactory to Lender.

     Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

     Total Credit Facility - $20,000,000

     Total Funded Debt - as of the date of determination, the sum of (i) Capitalized Lease Obligations, plus (ii) the amount of Subordinated Debt, plus (iii) the amount outstanding under the Total Credit Facility.

     Total Liabilities - at any date means the amount at which all of the current liabilities of a Person would be properly classified as current liabilities on a balance sheet at such date in accordance with GAAP excluding the Loans and current maturities of any long-term Indebtedness.

     Type of Organization - with respect to Borrower, the kind or type of entity by which Borrower is organized, such as a corporation or limited liability company.

     UCC - the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania on the date of this Agreement, as the UCC may be amended or otherwise modified, including by the UCC Revisions.

     UCC Revisions - the revisions to Article 9 and other Articles of the Uniform Commercial Code, as adopted by the Commonwealth of Pennsylvania, effective July 1, 2001.

     Unused Line Fee - as defined in Section 2.4 of this Agreement.

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     Voting Stock - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

     Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

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LIST OF EXHIBITS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Acquisition Note
Exhibit C	Borrowing Base Certificate
Exhibit D	Compliance Certificate

Schedule 6.1.1	Borrower’s and each Subsidiary’s Business Locations
Schedule 7.1.1	Jurisdictions in which Borrower and each Subsidiary is Authorized to do Business
Schedule 7.1.4	Capital Structure of Borrower
Schedule 7.1.5	Corporate Names
Schedule 7.1.14	Tax Identification Numbers of Subsidiaries
Schedule 7.1.16	Patents, Trademarks, Copyrights and Licenses
Schedule 7.1.19	Contracts Restricting Borrower’s Right to Incur Debts
Schedule 7.1.20	Litigation
Schedule 7.1.22(a)	Capitalized Leases
Schedule 7.1.22(b)	Operating Leases
Schedule 7.1.23	Pension Plans
Schedule 7.1.25	Labor Contracts
Schedule 8.2.5	Permitted Liens

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

$15,000,000	January __, 2002

     FOR VALUE RECEIVED, the undersigned, MERIDIAN MEDICAL TECHNOLOGIES, INC. (“Borrower”), promises to pay to the order of FLEET NATIONAL BANK (“Lender”), at the office of the Lender, located at 7111 Valley Green Road, Fort Washington, PA, with respect to Domestic Revolving Credit Loans, in lawful money of the United States of America and, with respect to Foreign Currency Revolving Credit Loans, in the applicable Foreign Lending Currency, and in immediate available funds, the principal amount of Fifteen Million Dollars ($15,000,000) or so much of such principal amount as shall be outstanding and unpaid on the Revolving Credit Maturity Date.

     This Revolving Credit Note (the “Note”) is the Revolving Credit Note referred to in, and is issued pursuant to, that certain Loan and Security Agreement between Borrower and Lender dated the date hereof (hereinafter, as amended from time to time, the “Loan Agreement”), and is entitled to all of the benefits and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

     The rate of interest in effect hereunder shall be calculated with reference to the Base Rate or LIBOR, as applicable, as more specifically provided in the Loan Agreement. The interest due shall be computed in the manner provided in the Loan Agreement.

     Except as otherwise expressly provided in the Loan Agreement, if any payment on this Note becomes due and payable on a day other than a Business Day, the maturity there of shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Notwithstanding the foregoing, if any portion of the Revolving Credit Loans evidenced by this promissory note constitutes a LIBOR Advance, and an extension of the maturity of any payment hereon would cause the maturity thereof to occur during the next calendar month, then such payment shall mature on the next preceding Business Day.

     Borrower may terminate the Loan Agreement and, in connection with such termination, prepay this Note in the manner provided in Section 4 of the Loan Agreement.

     Upon the occurrence and continuation of any one or more of the Events of Default specified in the Loan Agreement which have not been cured by Borrower or waived by Lender, Lender may declare all Obligations evidenced hereby to be immediately due and payable (except with respect to any Event of Default set forth in subsection 10.1.10 of the

Loan Agreement, in which case all Obligations evidenced hereby shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of the Lender.

     Time is of the essence of this Note. Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

     Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy. Lender, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower. Borrower agrees that, without releasing or impairing Borrower’s liability hereunder, Lender may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

     The validity, interpretation and enforcement of this promissory note shall be governed by the internal laws of the state of Pennsylvania without giving effect to the conflict of laws principles thereof.

MERIDIAN MEDICAL TECHNOLOGIES, INC.

By:__________________________________ Name: Title:

EXHIBIT B

ACQUISITION NOTE

$_______________	_______________, 20__

     FOR VALUE RECEIVED, the undersigned (hereinafter, “Borrower”), hereby promises to pay to the order of FLEET NATIONAL BANK, a national banking association (hereinafter, “Lender”), in such coin or currency of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, the principal sum of $__________, together with interest from and after the date hereof on the unpaid principal balance outstanding at a variable rate per annum equal to the Base Rate plus the Applicable Base Rate Margin or at a fixed rate per annum equal to LIBOR plus the Applicable LIBOR Margin for the applicable Interest Period.

     This Acquisition Note (the “Note”) is one of the Acquisition Notes referred to in, and is issued pursuant to, that certain Loan and Security Agreement between Borrower and Lender dated the date hereof (hereinafter, as amended from time to time, the “Loan Agreement”), and is entitled to all of the benefits and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

     The rate of interest in effect hereunder shall be calculated with reference to the Base Rate or LIBOR, as applicable, as more specifically provided in the Loan Agreement. The interest due shall be computed in the manner provided in the Loan Agreement.

     For so long as no Event of Default shall have occurred the principal amount and accrued interest of this Note shall be due and payable on the dates and in the manner hereinafter set forth:

(a) Interest shall be due and payable monthly, in arrears, on the first day of each month, commencing on _______________, 20__, and continuing until such time as the full principal balance, together with all other amounts owing hereunder, shall have been paid in full;

(b) Principal shall be due and payable [monthly] [quarterly] commencing on _______________, 20__, and continuing on the first day of each [month] [quarter] thereafter to and including the first day of _______________, 20__, in installments of $__________ each; and

(c) The entire remaining principal amount then outstanding, together with any and all other amounts due hereunder, shall be due and payable on the earlier of (i)

_______________, 20__, (ii) the date determined pursuant to Subsection 3.2.1(b) of the Loan Agreement, (iii) the occurrence of an Event of Default the consequence of which Lender elects to accelerate the maturity and payment of the Obligations, or (iv) termination of the Loan Agreement.

Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon any termination of the Loan Agreement pursuant to Section 4 thereof.

     Borrower may terminate the Loan Agreement and, in connection with such termination, prepay this Note in the manner provided in Section 4 of the Loan Agreement.

     Upon the occurrence of an Event of Default, Lender shall have all of the rights and remedies set forth in Section 10 of the Loan Agreement.

     Borrower shall pay a late payment fee equal to 3% of the amount of any installment of principal or interest, or both, required hereunder which is received by Lender more than 10 days after the due date thereof.

     Time is of the essence of this Note. To the fullest extent permitted by applicable law, Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

     Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy. Lender, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower. Borrower agrees that, without releasing or impairing Borrower’s liability hereunder, Lender may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

     This Note shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered on the date first above written.

Meridian Medical Technologies, Inc.

By ______________________________ Title _____________________________

EXHIBIT C

BORROWING BASE CERTIFICATE

[To Be Furnished by Lender]

EXHIBIT D

COMPLIANCE CERTIFICATE

[Letterhead of Borrower]

_______________, 20__

     The undersigned, the chief financial officer of _________________________, a _______________ corporation (“Borrower”), gives this certificate to Fleet National Bank (“Lender”) in accordance with the requirements of subsection 8.1.3 of that certain Loan and Security Agreement dated _______________, 20__, between Borrower and Lender (“Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

          1.     Based upon my review of the balance sheets and statements of income of Borrower for the [fiscal year] [quarterly period] ending _______________, 20__, copies of which are attached hereto, I hereby certify that:

(a) The Maximum Total Liabilities to Effective Tangible Net Worth is _____ to 1;

(b) The Ratio of Total Funded Debt to EBITDA is __________ to 1; and

(c) The Fixed Charge Coverage Ratio is __________ to 1.

          2.     No Default exists on the date hereof, other than: ___________________________________ [if none, so state]; and

          3.     No Event of Default exists on the date hereof, other than ___________________________________ [if none, so state].

Very truly yours,

Chief Financial Officer